Exhibit 4


                                    AGREEMENT

         AGREEMENT dated as of January 10, 2002, by and among Michael Lee (the "Stockholder") and Thinking Technologies, L.P. ("Technologies").

                               W I T N E S S E T H

         WHEREAS, the Stockholder is the beneficial owner of 677,224.64 shares (the "Shares") of Series A Convertible Preferred Stock, $.001 par value per share (the "Preferred Stock") of Thinking Tools, Inc. , a Delaware corporation (the "Company"); and

         WHEREAS, Technologies is the holder of a certain Demand Convertible Grid Note (the "Note"), made by the Company in favor of Technologies, with an unpaid principal amount as of the date hereof of approximately $900,000.00; and

         WHEREAS, the Stockholder and Technologies are parties to that certain Voting Agreement (the "Voting Agreement") dated as of March 7, 2000, by and among the Company, Technologies, Fred Knoll, Tritium Network, Inc., a Delaware Corporation ("Tritium") and the stockholders of Tritium whose names appear on the signature pages thereof.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

         SECTION 1. COVENANT OF TECHNOLOGIES. Technologies hereby covenants and agrees that it will (i) convert the Note to capital stock of the Company on the terms agreed to by Technologies and the Board of Directors of the Company and, upon conversion of the Note, cancel any and all pledges by Stockholder of the Shares to secure the Note immediately following the execution of this Agreement;
(ii) in connection with the Amendments provided for in Section 2, cause the Company to include in the Amendments an increase to the number of authorized shares of common stock of the Company to that number that is sufficient to permit, in addition to any other requirements for shares of common stock (e.g., to satisfy the exercise of outstanding stock options, the conversion of another class of preferred stock, the conversion of outstanding debt and the consummation of existing agreements), the conversion of all of the outstanding shares of Preferred Stock to shares of common stock immediately after the adoption of the Amendments; and (iii) vote all of Technologies shares in favor of the amendment to so increase the number of authorized shares of common stock and in favor of the Amendments.

         SECTION 2. COVENANTS OF THE STOCKHOLDER. (a) The Stockholder hereby covenants and agrees that at next meeting of the stockholders of the Company, or the next time at which stockholders of the Company shall have the right to vote for or consent, as the case may be, to amendments (the "Amendments") to the Company's Certificate of Incorporation that would (i) eliminate the right of the holders of the Preferred Stock to receive dividend payments (including dividend payments that have accrued but remain unpaid) as a result of such shares not being converted into shares of the Company's common stock by March 7, 2001; and/or (ii) reduce the number of shares of common stock into which each share of Preferred Stock is convertible into from ten (10) to two and one half (2.5) (or a number greater than 2.5), the Stockholder shall vote all of the Shares in favor of all of such Amendments.

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         (b) The Stockholder further agrees (i) to vote in favor of any amendment to the Voting Agreement which deletes and/or amends Section 3.1(c) thereof, thereby eliminating the Stockholder's rights to designate directors of the Company, and (ii) pending such amendment and/or deletion, that he shall only designate such persons to serve as directors of the Company under Section 3.1(c) of the Voting Agreement as shall be consented to in writing by Technologies.

         (c) The Stockholder further agrees that he will not transfer the Shares to any party other than Technologies unless and until such transferee shall have executed and delivered to Technologies a joinder agreement, in form and substance acceptable to Technologies, pursuant to which such transferee agrees to be bound by this Agreement in the same manner as the Stockholder; provided, however, that this restriction on the transfer of the Shares shall terminate upon the later of such time (i) as the Preferred Stock is converted into shares of Common Stock, or (ii) when all of the covenants and obligations of the Stockholder under this Agreement have been performed.

         (d) The obligations of the Stockholder under this Agreement shall terminate two years from the date of this Agreement.

         SECTION 3. REMEDIES. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the other party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach; and/or an action for specific performance of any such covenant or agreement contained in this Agreement and/or a temporary or permanent injunction, in any case without showing any actual damage. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. Any purported disposition of the Shares in violation of the provisions of this Agreement shall be void ab initio.

         SECTION 4. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of Technologies and the Stockholder and their respective successors or heirs and personal representatives and permitted assigns.

         SECTION 5. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and all other prior and contemporaneous arrangements or understandings with respect thereto. It his hereby acknowledged by the parties hereto that this Agreement does not in any manner amend the Voting Agreement or relieve the Stockholder of any of its obligations thereunder.

         SECTION 6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         SECTION 7. HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

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

         SECTION 8. INTERDEPENDENCE OF COVENANTS. The failure of either party to perform all of such party's covenants under this Agreement shall relieve the other party from the obligation to perform such other party's covenants. If such other party has already fully performed its or his covenants, then this provision shall not in any way limit such other party's rights and remedies to enforce this Agreement at law or in equity.

         SECTION 9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement on the date first above written, in the case of corporations by their respective officers thereunto duly authorized.



                                                     THINKING TECHNOLOGIES, L.P.



                                                     By:  /s/ Fred Knoll
                                                     -----------------------
                                                     Name: Fred Knoll
                                                     Title: President


                                                     /s/ Michael W. Lee
                                                     ------------------------
                                                     Michael W. Lee


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